UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRONIC CONTROL SECURITY INC.
(Exact name of registrant as specified in its charter)

New Jersey	22-2138196
(State of incorporation)	(IRS Employer Identification Number)

790 Bloomfield Avenue
Building C, Suite 1
Clifton, New Jersey 07012
(Address of principal executive offices)

Fee Agreement for Legal Services between Electronic Control Security Inc. and Ruffa & Ruffa, P.C.
(Full title of the plan)

Arthur Barchenko, President and
Chief Executive Officer
Electronic Control Security Inc.
790 Bloomfield Avenue
Building C, Suite 1
Clifton, New Jersey 07012
Telephone: (973) 574-8555
Telecopier: (973) 574-8562
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering per share price (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.001 per share	20,000	$0.49	$9,800	$0.30

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of common stock as may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction pursuant to the adjustment and anti-dilution provisions of the respective warrant agreements.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the Closing price per share on the OTC Bulletin Board on November 29, 2007.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registration Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Electronic Control Security Inc., a New Jersey corporation (“we”, “us”, “ECSI” or like terms), incorporates herein by reference the following documents which ECSI has filed with the Securities and Exchange Commission (the “Commission”), and any other documents subsequently filed by ECSI under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information in those documents that is deemed by the rules of the Commission to be furnished but not filed, before the filing of a post effective amendment to this registration statement that indicates all securities offered herein have been sold or that deregisters all securities covered by this registration statement then remaining unsold:

(a)    Annual Report on Form 10-KSB for the year ended June 30, 2007, filed with the Commission on September 28, 2007;

(b)    Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed with the Commission on November 14, 2007; and

(c)    The description of ECSI’s common stock contained in ECSI’s Post Effective Amendment to the Registration Statement on Form SB-2, filed with the SEC on February 27, 2006 (SEC File No. 333-132075), including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by ECSI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the New Jersey Business Corporations Act ("NJBCA"), any corporation in the State of New Jersey has the power to indemnify a corporate agent, including an officer and director, against his expenses and liabilities in connection with any proceeding involving the corporate agent if; (a) such corporate agent acted in good faith and in manner reasonably believed to be in the best interests of the corporation, and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not itself create a presumption that such corporate agent did not meet the applicable standards of conduct.

Our Certificate of Incorporation provides that none of our directors or officers shall be personally liable to the company or any stockholder to the full extent permitted under the corporate laws of the State of New Jersey. Additionally, our By-Laws provide for the indemnification of any of our directors, officers and employees by reason of their serving in such capacity against expenses and liabilities in connection with any proceeding involving him/her by reason of his/her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such person acted in good faith and in a manner he/she reasonably believed to be or not opposed to the best interest of the corporation, or (b) in a criminal proceeding, if such person had no reasonable cause to believe that his/her conduct was unlawful. In addition, the company may indemnify a corporate agent against expenses and liabilities in connection with any proceeding by or in right of the corporation if he acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise. The foregoing provisions of our Certificate of Incorporation may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibit index shows those exhibits filed with this registration statement:

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Aboudi & Brounstein Law Offices, Israel	Filed herewith
23.1	Consent of Demetrius & Co., L.L.C.	Filed herewith
23.2	Consent of Aboudi & Brounstein Law Offices, Israel	Included in Exhibit 5.1
24.1	Power of Attorney	Included on the signature page hereto

Item 9. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clifton, State of New Jersey, on November 30, 2007.

Electronic Control Security Inc.

By:
Arthur Barchenko, President and
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Electronic Control Security Inc., hereby severally constitute and appoint Arthur Barchenko our true and lawful attorney with full power to him, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Electronic Control Security Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Arthur Barchenko Arthur Barchenko	President, Chief Executive Officer, Principal Executive Officer, Principal Accounting and Financial Officer, and Director	Nov. 30, 2007
/s/ Natalie Barchenko Natalie Barchenko	Treasurer and Director	Nov. 30, 2007
/s/ Ronald Thomas Ronald Thomas	Director	Nov. 30, 2007
/s/ Edward Snow Edward Snow	Director	Nov. 30, 2007
/s/ Henry J. Schweiter Henry J. Schweiter	Director	Nov. 30, 2007
/s/ Stephen Rossetti Stephen Rossetti	Director	Nov. 30, 2007
/s/ David J. Friedman David J. Friedman	Director	Nov. 30, 2007